STOCK PURCHASE AGREEMENT


Stock Purchase Agreement (the "Agreement") dated November 15,
1996, among Golden Technologies Company, Inc., a Colorado corporation ("GTC"), The New World Power Corporation, a Delaware corporation ("NWP"), and Photocomm, Inc., an Arizona corporation
(the "Company").


                              RECITALS

A.     NWP owns 6,612,447 shares of the outstanding common stock
$.10 par value (the "NWP Stock") of the Company. NWP desires to sell and GTC desires to purchase the NWP Stock upon and subject to the terms and conditions set forth herein.

B. The Company desires to grant to GTC the right to purchase 2,000,000 shares of common stock (the "Company Stock") of the Company from the Company and, at its election, from certain shareholders of the Company, upon and subject to the terms and conditions set forth herein. The Company acknowledges that it would benefit from having GTC as a significant shareholder of the Company.

C. NWP and GTC entered into a Stock Purchase Agreement dated as of August 16, 1996. This Agreement supersedes that agreement in its entirety, and the August 26 agreement, the conditions to closing under which were not satisfied, is terminated.

D. NWP, GTC and the Company are involved in litigation (the "Litigation") concerning certain actions of the Company's Board of Directors on September 16, 1996. All the parties desire to settle and dismiss the Litigation at the time of closing the transactions described in this Agreement.

E. The shares of NWP Stock and Company Stock are referred to in this Agreement as the "Stock."

                               AGREEMENT

In consideration of and subject to the mutual agreements, terms and conditions herein contained, the parties agree as follows:


                               ARTICLE I

                      PURCHASE AND SALE OF STOCK

1.1 Purchase and Sale, Closing - By the Company. At the Closing (as defined below), the Company will issue to GTC Company Stock at a price per Share of $2.75 (the "Per Share Price"). The Company may, at its election, proportionately reduce its obligation to issue and sell Company Stock by substituting up to an aggregate of 1,000,000 shares of common stock owned by senior executives of the Company and Programmed Land, Inc. (collectively the "Shareholders"), provided the Shareholders enter into appropriate agreements with GTC providing the warranties set forth in Section 2.3, 2.4 and 2.5 below as to themselves and as to the Stock being sold by them. Upon such substitution of shares owned by Shareholders, the substituted shares of common stock shall be deemed to be included in the term "Company Stock." At Closing the aggregate Per Share Price shall be paid in immediately available funds to the Company and the Shareholders, as applicable.

1.2 Purchase and Sale, Closing - By NWP. At the Closing (as defined below), NWP will sell and deliver all and not less than all of the NWP Stock to GTC by the delivery of certificates evidencing such shares, in good delivery form and duly endorsed for transfer or accompanied by duly signed stock powers with signature guarantees in exchange for a payment of $11,292,500 for the NWP Stock in immediately available funds. At the Closing, GTC will also pay or reimburse NWP for the reasonable expenses of its counsel incurred in the Litigation.

1.3 Closing. The closing ("Closing") of the sale and purchase of the Stock (the "Transactions") shall take place at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado at 10:00 a.m. (Denver time) on November 21, 1996, or the earliest practicable date thereafter after the conditions set forth in Article IX are satisfied or waived, or at such other place, time and date as the parties hereto may agree upon (the "Closing Date").

                              ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to GTC as follows:

2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona with corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

2.2 Authorized Shares. The Company's authorized capital consists of 25,000,000 shares of common stock, $.10 par value, of which 14,272,759 shares are issued and outstanding and 4,024,673 of which are reserved for issuance in connection with existing options and other obligations to issue shares, and 5,000,000 shares of preferred stock, $.001 par value, of which 109,972 shares of Series A are outstanding and of which 60,965 shares of Series AA are outstanding.

2.3 Title. The sale of the Company Stock and the delivery of the certificates representing the Company Stock pursuant to this Agreement will transfer to GTC good and marketable title to such Company Stock free and clear of all liens, claims, charges, encumbrances or rights or interests of others whatsoever.

2.4 Authority. The Company has the full right, power and authority to enter into this Agreement and a waiver of certain rights of first refusal with respect to the purchase of the NWP Stock (the "Waiver") and this Agreement and the Waiver constitute valid and binding obligations on the Company's part enforceable against the Company in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally or by general equitable principles.

2.5 Noncontravention. The execution, delivery and performance of this Agreement will not, with or without the giving of notice or the passage of time (i) violate any judgment, injunction or order of any court, arbitrator or governmental agency or law applicable to the Company, or (ii) conflict with, result in the breach of any provision of constitute a default under or result in rights under any agreement or instrument to which the Company is a party or by which the Company may be bound, assuming due compliance with that Stock Purchase Agreement dated as of October 1993 among NWP, the Company, Westinghouse Electric Corporation, Programmed Land, Inc. and Robert R. Kauffman (the "Pcomm Stock Agreement") if required.

2.6 Control Shares and Business Combination Statutes Not Applicable. The Company has duly taken any and all necessary action such that the Company is not subject to or governed by Arizona Revised Statutes ("ARS") 10-2721 through 2727 ("CS/BC Provisions"), and a Company board of directors committee properly formed and constituted pursuant to ARS 10-2741(D) has duly approved (or, prior to the Closing Date, will have duly approved) ACX Technologies, Inc., a Colorado corporation ("ACX") and parent of GTC, GTC and any other "subsidiary" of ACX hereafter acquiring shares of Company capital stock as "interested shareholders" of the Company such that ARS 10-2741 and 2742 (also "CS/BC Provisions") do not govern or apply to any transaction involving any such "interested shareholder" and constituting a "business combination." Terms appearing in quotation marks in the preceding sentence have the definitions prescribed by ARS 10-2701.

2.7     Articles and Bylaws.  The Company's current Articles of
Incorporation and Bylaws are attached hereto as Exhibit 2.7.

2.8 Conduct of Business. Since May 31, 1996, except for matters disclosed in writing to GTC or ACX, the business of the Company has been conducted in the ordinary course. Without limiting the generality of the preceding sentence, since May 31, 1996, none of the Company or any subsidiary of the Company has
(i) declared or paid any dividend, (ii) issued any equity security or rights to acquire any equity security, (iii) suffered any material adverse change in its business or prospects (financial or otherwise), (iv) entered into any material transaction that was not in the ordinary course, (v) changed the compensation of any executive, except as disclosed to GTC, (vi) become aware of any claim against the Company or a subsidiary, which if decided adversely to the Company or such subsidiary would have a material adverse effect on the Company on a consolidated basis, or (vii) entered into any material contract.

2.9 Financial Statements. The unaudited consolidated balance sheet of the Company as at May 31, 1996, (the "Balance Sheet Date"), and the related consolidated statements of income, stockholders' equity and changes in financial position of the Company for the period then ended fairly present (i) the consolidated financial position of the Company as of the respective date of such balance sheets and (ii) the results of the consolidated operations of the Company for the fiscal periods ended on such dates, all in conformity with generally accepted accounting principles applied on a consistent basis.

2.10 Disclosure. All filings by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (including all exhibits and schedules thereto and documents incorporated by reference therein) ("Company Filings") have been and will be timely filed and did not and will not prior to Closing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. All information and documents provided prior to the date of this Agreement and all information and documents subsequently provided by the Company, its agents, officers, directors and employees, to GTC or its representatives, by or on behalf of the Company are or contain or will be (or will contain as to subsequently provided information or documents) true, accurate and complete information with respect to the subject matter thereof and are, or will be as to subsequently provided information or documents, fully responsive to any specific request made by or on behalf of GTC or its representatives.

2.11 No Other Agreements. The Company has no agreements with respect to its equity securities except the Pcomm Stock
Agreement, this Agreement, certain employee stock option agreements and a waiver of certain rights under the Pcomm Stock
Agreement.

2.12 No Brokers. The Company has not entered into any agreement with any person, firm or corporation for the payment of any commission, brokerage or "finders fee" in connection with the transactions contemplated hereunder.

                            ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF NWP

NWP represents and warrants to GTC as follows:

3.1 Organization and Qualification. NWP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

3.2 Authorization of Agreement - No Violation - No Consents. Except as provided in this Section 3.2, NWP has full power and authority to sell the NWP Stock and has the capacity and authority to enter into this agreement and to make the representations, warranties, covenants and agreements made herein. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in a breach, default or violation of any agreement, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation by which NWP is bound or affected. Except for compliance with such agreements and necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Act"), no consent, notice, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or its otherwise required in connection with the execution and delivery of this Agreement by NWP or its performance of the terms of this Agreement by NWP or the validity or enforceability of this Agreement against NWP.

3.3 Brokerage Agreements. NWP has not entered (directly or indirectly) into any agreement with any person, firm or corporation for the payment of any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein that could under any circumstances be the obligation of GTC or any of its affiliated companies.

3.4 No Default. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of NWP or (ii) any agreement, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which NWP is a party or to which it is subject, or
(b) result in the creation of any lien, charge or other encumbrance on any property or assets of NWP, or (c) require NWP to obtain the consent of any private non-governmental third party, or (d) be subject to any right of first refusal, first offer or other right except under the Pcomm Stock Agreement (which rights have been validly waived subject only to the payment of sums, if any, described in such waiver). Notwithstanding the preceding provisions of this Section 3.4, consents of certain of NWP's lenders are required to consummate the transactions.

3.5 Company Filings. To the knowledge of NWP, the Company Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

3.6 Title. The sale of the NWP Stock and the delivery of the certificates representing the NWP Stock pursuant to this Agreement will transfer to GTC good and marketable title to the NWP Stock free and clear of all liens, claims, charges, encumbrances as rights or interests of others whatsoever.
3.7 Disclosure. All information and documents provided prior to the date of this Agreement and all information and documents subsequently provided by NWP, its agents, officers, directors and employees, to GTC or its representatives, by or on behalf of NWP, are or contain or will be or will contain as to subsequently provided information or documents, true, accurate and complete information with respect to the subject matter thereof and are, or will be as to subsequently provided information or documents, fully responsive to any specific request made by or on behalf of GTC or its representatives.

3.8 Compliance with Stock Agreements. Appropriate agreements have been received with respect to the Pcomm Stock Agreement, the effect of which will be, upon payment of sums described therein, to waive all requirements in the Pcomm Stock Agreement as to any right of first refusal or other right of any party thereto to acquire all or any portion of the NWP Stock, and GTC will acquire the NWP Stock free from any claim by any party to the Pcomm Stock Agreement, and NWP has waived its rights to acquire any of the Company Stock pursuant to the Pcomm Stock Agreement.

                              ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF GTC

GTC represents and warrants to NWP and the Company as follows:

4.1 Organization and Good Standing. GTC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado with corporate power to own, operate and lease its properties and to carry on its business as now conducted.

4.2 Investment Purpose. GTC is acquiring the Stock for its own account and not with a view to a sale or distribution of the Stock in violation of any securities law, and it has no present intention of selling or distributing any Stock in violation of any securities laws.

4.3 Authorization of Agreement. GTC has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or Bylaws of GTC or any agreement or instrument by which it is bound or affected, which conflict or breach would prevent it from performing its obligations under this Agreement.

4.4 No Consent. Except for filings under the Hart-Scott Act, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement by GTC or its performance of the terms of this Agreement or the validity or enforceability of this Agreement which, if not obtained or made, would prevent GTC from performing its obligations under this Agreement.

4.5 Brokerage Agreements. GTC has not entered (directly or indirectly) into any agreement with any person, firm or corporation for the payment of any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein that will under any circumstances be the obligation of NWP or the Company.
4.6 GTC Financial Ability. GTC has, or has access from its shareholder to, sufficient funds to purchase the Stock.

                             ARTICLE V

                      COVENANTS OF THE COMPANY

The Company hereby covenants and agrees with GTC, for the benefit of GTC only, that without the prior consent of GTC from the date hereof until the Closing:

5.1 Noninterference. The Company will not enter into any transaction, take any action or, to the extent reasonably practicable by inaction permit any event to occur, that would result in any of the representations or warranties of the Company contained herein not being true and correct or each covenant of the Company not to have been performed or observed. The Company will use all reasonable efforts to obtain and to assist GTC in obtaining all consents, authorizations and approvals and making all filings necessary for the consummation of the transactions contemplated by this Agreement.

5.2 Best Efforts. The Company shall use its best efforts to cause each of the conditions to the obligation of GTC set forth in Sections 9.1 and 9.2 of this Agreement to be fulfilled promptly.

5.3 Reservation. The Company will at all times reserve out of its authorized but unissued stock a number of shares equal to the Shares.

5.4 Access. The Company shall afford to the officers, employees, advisors and agents of GTC complete access at all reasonable times to its respective officers, employees, agents, properties, books, records and contracts, and shall furnish GTC with such operations and other data and information as it may reasonably request. The information so obtained will be held on the terms of the Confidentiality Agreement of even date between GTC and the Company.

5.5 Notice. The Company will promptly notify GTC of any material event with respect to the Company that might constitute a breach of this Agreement or affect the Company's ability to carry out its obligations hereunder.

5.6 Stockholder Agreement. The Company agrees to terminate the Pcomm Stock Agreement as of Closing.

5.7 Board Membership. Upon the Closing as to the NWP Stock and resignation of the three designees of NWP on the Company's Board of Directors, the three vacancies shall be filled by three designees of GTC. At the same time, one additional director of the Company shall resign and the Board of Directors of the Company shall have only six members until the Annual Meeting of
Shareholders described in Section 5.8 below.   Any director who
resigns or otherwise ceases to serve prior to the Annual Meeting shall be replaced by the Board with a nominee selected in the same manner as was the person who is no longer a director. Until the Annual Meeting (defined in Section 5.8) the Board of Directors of the Company will meet only if all directors are present in person or by telephone.

5.8     Annual Meeting.

     (i) The Company shall promptly take all action necessary in accordance with Arizona law and its Articles of Incorporation and Bylaws to convene an annual meeting (the "Annual Meeting") of the shareholders of the Company on a date no later than January 31, 1997, to consider and vote upon the election of directors and for no other purpose. The Company shall nominate for election at the Annual Meeting three directors selected by directors of the Company not affiliated with GTC ("Management Directors"), and three directors selected by GTC. In addition, the Company shall nominate one and only one additional director which shall be selected by Management Directors from a proposed slate of three directors proposed by GTC, all of whom shall be "disinterested" as defined in A.R.S. 10-2741 D. and none of whom shall have a direct material financial relationship with GTC or its affiliates or be an immediate relative of an executive officer or director of GTC or ACX, which list will be provided to the Company in sufficient time for information concerning the director to be included in the information or proxy statement.

     (ii) In connection with the Annual Meeting, the Company, as promptly as practicable, shall prepare and file an information or proxy statement with the Securities and Exchange Commission (the "Commission"), shall notify GTC promptly of any comments from the Commission or its staff or any requests by the Commission or its staff for amendments or supplements to the information or proxy statement or for additional information with respect to the information or proxy statement, and will supply to GTC copies of all correspondence between the Company and the Commission and its staff with respect to the Annual Meeting. The Company will promptly prepare and file any amendment or supplement to the information or proxy statement as necessary to assure that the information or proxy statement at all times complies with applicable law and will not distribute or file the information or proxy statement or any amendments or supplements thereto to which GTC reasonably objects. The information or proxy statement and each amendment or supplement thereto shall be reviewed before filing by counsel for GTC.
     (iii) At the Annual Meeting all proxies as to which no direction is made by the shareholder shall be voted for the election of the seven nominees and no other persons and the Company agrees to cumulate votes as to which it has discretion in such a manner that the slate of seven persons is elected.

     (iv) The Chairman of the Annual Meeting will agree with GTC as to the agenda, the voting procedures and other matters within his discretion and shall conduct the meeting in such a manner that GTC's rights to vote and otherwise participate in the meeting will not be impaired.

     (v)     Immediately following the Annual Meeting, the
Company's Board of Directors shall hold an organizational meeting.

5.9 Repeal of Certain Actions. The Company shall, on or prior to November 18, 1996, duly and validly take the following actions with respect to certain matters approved at its September 16, 1996, Board of Directors' meeting (the "September Meeting"):

     (i) all Rights heretofore issued pursuant to the Company's Stockholder Right's Plan shall be effectively redeemed and the Rights Plan shall be duly terminated;

     (ii) each of the Executive Compensation Agreements approved at the September Meeting shall be duly and validly rescinded and appropriate consents to termination shall be obtained from any employee who has signed or has beneficial rights under any such agreement; and such agreements may be replaced by agreements in the form attached hereto;

     (iii) all grants of options pursuant to the Photocomm, Inc. 1996 Stock Option Plan adopted at the September Meeting, shall be canceled and all grantees of options pursuant to that plan shall validly surrender any right to options pursuant to such plan, provided that options may be granted at fair market value on the terms set forth on Schedule 6.9(iii);

     (iv) all determinations of the Board of Directors with respect to certain acquisitions approved at the September Meeting shall be rescinded;

     (v) Section 3.02 of the Company's Bylaws shall be reinstated to its form prior to the September Meeting; and

     (vi) all authorized shares of Series E Preferred Stock shall be canceled and the creation of such series rescinded.
5.10 Ordinary Course. Except as expressly permitted hereunder, the Company will conduct its business in the ordinary course, will not buy or sell any assets except in the ordinary course and will not issue any shares of equity or documents convertible into or carrying the right to purchase equity securities of the Company. The Company may grant normal salary increases.

5.11 Articles and Bylaws. The Company shall not amend its Articles or Bylaws except as provided in Schedule 9.2.

5.12 Litigation Expenses. The Company will pay the reasonable fees and expenses of counsel to the Company in the Litigation based on prevailing rates in the Phoenix, Arizona area.

                             ARTICLE VI

                          COVENANTS OF NWP

NWP hereby covenants and agrees with GTC, for the benefit of GTC only, that without the prior consent of GTC from the date hereof until the Closing:

6.1 Further Assurances. NWP agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the purchase and sale of the NWP Stock, and to cooperate with GTC in connection with the foregoing, including, but not limited to using reasonable efforts (a) to obtain promptly all necessary waivers, consents and approvals from other parties, (b) to obtain promptly all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the purchase and sale of the NWP Stock, (d) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the purchase and sale of the NWP Stock, (e) to effect promptly all necessary filings, including, but not limited to, filings with the Commission, filings under the Hart-Scott Act and filings that are required under the rules or regulations of any other governmental authorities, and (f) to fulfill promptly all conditions to the obligations of GTC under Sections 9.1 and 9.3 of this Agreement and to keep GTC reasonably apprised of the status of all such efforts.

6.2     No Solicitation.

     (a) NWP and its respective directors, officers, and agents shall not, and shall not authorize or direct any other person to, directly or indirectly, (i) solicit from or encourage or (ii) participate in discussions or negotiations with or provide any confidential information regarding the Company to any person for the purpose of soliciting, encouraging, or enabling another person to propose an acquisition of the NWP Stock (collectively, an "Acquisition Proposal").

     (b) If NWP receives an Acquisition Proposal or any communication with respect thereto from another person or if NWP takes any action described in Section 6.2(a), NWP shall immediately give to GTC written notice of the substance of such Acquisition Proposal or communication, or the nature and substance of the information furnished or the action taken, as the case may be, and thereafter keep GTC fully informed with respect thereto.

6.3 Notification of Certain Matters. NWP shall give prompt notice to GTC of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (b) any material failure of NWP or any of its respective affiliates, as the case may be, or of any of its respective officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (c) any material claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened involving or affecting NWP or the Company or any of their properties or assets, or, to the best of its knowledge, against any employee, consultant, director, officer or stockholder of the Company, in his, her or its capacity as such, (d) any material adverse change in the condition (financial or otherwise), business or prospects of NWP or the Company, or the occurrence of an event known to NWP which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change; provided, however, that no such notification shall affect the representations or warranties of NWP or the conditions to the obligations of GTC hereunder, and (e) any matter being submitted to a vote of the shareholders of the Company.

6.4 Obtaining Consents. NWP will use all reasonable efforts to obtain and to assist GTC in obtaining all consents, authorizations and approvals and making all filings necessary for the consummation of the transactions contemplated by this Agreement.

6.5 Hart-Scott Act Compliance. NWP will use all reasonable efforts to assist in filings with the Department of Justice and the Federal Trade Commission the premerger notifications required by the Hart-Scott Act with respect to the transactions contemplated by this Agreement.

6.6 Compliance with Stock Agreements. NWP shall comply in all respects with the terms of the Pcomm Stock Agreement and shall take any additional action to assure compliance with such agreement as GTC may reasonably request (but any such request by GTC shall not affect NWP's obligations hereunder). NWP shall obtain or assist GTC in obtaining a prompt waiver of the rights of first refusal contained in the Pcomm Stock Agreement if deemed necessary by GTC. NWP shall pay all sums required by the agreements with parties to the Pcomm Stock Agreement to obtain their waivers of all rights to acquire the NWP Stock.

6.7 Selection of Directors. At the request of GTC, at the time of Closing, the directors of the Company selected by NWP shall resign and NWP shall select designees of GTC to be promptly elected to the board of NWP pursuant to the Pcomm Stock
Agreement.

                             ARTICLE VII

                ADDITIONAL COVENANTS OF THE COMPANY

7.1 CS/BC, Etc. The Company will not take or recommend or permit to be taken any action that would cause the Stock or any other shares of the Company's common stock owned by GTC or its affiliates to be subject to the CS/BC Provisions, or adopt any shareholder right's plan or similar plan or take or recommend to its shareholders any other action that would impose limitations on the legal rights of GTC or its affiliates in their capacity as a security holder of the Company, including without limitation, any action that would impose restrictions based upon the size of security holdings, the acquisition of additional security holdings, or any other consideration that would apply to GTC and its affiliates and not to security holders generally, or that would include or result in the issuance of or proposal to issue any class of equity securities having voting power disproportionately greater than the equity investment in the Company represented by the common stock of the Company.

7.2 Preemptive Right. GTC shall have the preemptive right (effective as of Closing) to subscribe for a proportionate part of all equity offerings of the Company after the date of this Agreement including, without limitation, offerings of securities convertible into or exercisable for equity securities, so long as ACX and its subsidiaries own at least 20% of the issued and outstanding stock of the Company, or 6,000,000 shares (as adjusted pursuant to Article VIII) if less.

                            ARTICLE VIII

                             ADJUSTMENTS

The respective numbers of Shares to be sold by NWP or the Shareholders or issued and sold by the Company to GTC pursuant to this Agreement shall in each case be adjusted in the event of any change in the Company's capital stock on or before the Closing by reason of the issuance by the Company of any equity securities, the declaration or payment of stock or other non-cash dividends or extraordinary cash dividends or the declaration or conclusion of split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like after the date of this Agreement, such that, in each case GTC shall receive on the Closing the number and class of shares or other securities or property that would have been received in respect of a share if the Closing had occurred immediately prior to such event, or the record date therefor, as applicable.

                             ARTICLE IX

                        CONDITIONS TO CLOSING

9.1 Conditions to Obligations of All Parties. The respective obligations all parties to proceed with Closing shall be subject to the satisfaction of the following conditions prior to the
Closing:

     (i) any waiting periods under any applicable laws shall have expired or been terminated and any required governmental approvals shall have been obtained;

     (ii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority, subsequent to the date of this Agreement, which prohibits or restricts the effectuation of any of the transactions contemplated by this Agreement; and

     (iii) the Litigation shall have been dismissed with prejudice and the parties shall have exchanged mutual general releases except as to obligations under this Agreement as of the time of completion of the Closings, each party to bear its own costs, except as provided herein.

9.2 Additional Conditions to GTC's Closing Obligations with the Company. In addition to the conditions specified in Section 9.1, the obligations of GTC to proceed with Closing as to the Company shall also be subject to the satisfaction of the following conditions at the time of such Closing (except to the extent waived by GTC, in its sole discretion):

     (i) the Company shall have performed and complied in all material respects with the covenants, agreements and obligations contained in this Agreement that are required to be performed and complied with by the Company at or prior to the date of the Closing;

     (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof, and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects, and GTC shall have received an officer's certificate to that effect;

     (iii) no litigation shall be pending or overtly threatened to restrain or prohibit the transactions contemplated by this Agreement or that would limit in any manner the rights of GTC or its affiliates with respect to any or all of the Stock or to own or operate any part of the business of the Company and its subsidiaries;

     (iv) there shall have been no material adverse change in the Company's financial condition or its prospects;

     (v) GTC shall have received opinions of one or more counsel (A) as to the corporate authorizations set forth in
Section 2.6, (B) that the Company duly adopted Section 2.03 of its Bylaws, (C) as to the matters in Section 2.1 through 2.5 of this Agreement, (D) as to the validity of certain actions required to be taken pursuant to Section 5.9 and (E) such other matters as GTC may reasonably request;

     (vi) all rights of first refusal under the Pcomm Stock Agreement to acquire Stock shall have been waived and the Pcomm Stock Agreement shall have terminated effective as of Closing with no remaining claims thereunder that could affect the ownership by GTC of the Stock;

     (vii) GTC shall have closed the acquisition of shares of NWP Stock from NWP;

     (viii) the Company and GTC shall have entered into a registration rights agreement covering the Shares and all other shares of the Company that GTC or its affiliates may own, granting two demand registrations and unlimited piggyback registration rights, provided GTC shall pay one half of the costs of any demand registration; and

     (ix) the Company's Bylaws shall have been amended as set forth in Schedule 9.2.

9.3 Additional Conditions to GTC's Closing Obligations with NWP. In addition to the conditions specified in Section 9.1, the obligation of GTC to proceed with Closing as to NWP shall also be subject to the satisfaction of the following conditions at the time of such Closing (except to the extent waived by it in its sole discretion).

     (a) Representations and Warranties of NWP to Be True. Except as contemplated by this Agreement, (i) the representations and warranties of NWP hereunder shall be made again at and as of the Closing and shall be true in all material respects as of the Closing, (ii) NWP shall have performed in all material respects all covenants required of it by this Agreement as of the Closing and (iii) NWP shall have furnished GTC at the Closing a certificate of an officer to such effect.

     (b) Third Party Consents. NWP and GTC shall have obtained consents or waivers to the transactions contemplated by this Agreement from the parties to contracts, agreements, understandings, franchise permissions and commitments.

     (c) Representations of the Company. The representations of the Company as provided in Sections 2.1, 2.2, 2.4, 2.5, 2.6,
2.8 and 2.9 shall be true in all material respects as of the Closing.

     (d) Requirements; Litigation. All statutory requirements for the valid consummation of the transactions contemplated herein shall have been fulfilled and all necessary governmental consents, approvals or authorizations shall have been obtained, and there shall not be any actual or threatened litigation (including any investigation by any governmental agency) to restrain or invalidate the transactions contemplated herein, the defense of which would, in the judgment of GTC, made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be materially adverse to the interests of GTC.

     (e) Opinion of Counsel. GTC shall have received from Olshan Grundman Frome & Rosenzweig LLP, counsel to NWP, an opinion dated the Closing Date, in form and substance satisfactory to GTC and its counsel. In giving the foregoing opinion, such counsel shall be entitled to rely upon certificates of public officials and officers of NWP with respect to the accuracy of factual matters that are not independently established. GTC shall also have received opinions satisfactory to GTC and its counsel from counsel licensed in Arizona and acceptable to GTC to the effect of the corporate authorizations set forth in Section 2.6.
     (f) Resignations. All designees of NWP on the board of directors of Pcomm shall resign and shall have been replaced by designees of GTC and all of them shall have waived any right to compensation for past services.

     (g) Shareholder Agreement. The parties to the Pcomm Stock Agreement shall have consented to its termination as of the Closing shall have waived all rights to acquire any of the Stock thereunder and there shall be no claims thereunder by NWP or persons claiming through NWP or that would affect GTC's ownership of the Stock.

     (h) Simultaneous Closing. The Closing of the purchase of the Company Shares shall occur simultaneously with the Closing of the purchase of the NWP Shares.

9.4 Additional Conditions to Company's Closing Obligations. In addition to the conditions specified in Section 9.1, the obligations of the Company to proceed with a Closing shall also be subject to the satisfaction of the following conditions (except to the extent waived by the Company, in its sole discretion):

     (i) GTC shall have performed and complied in all material respects with the covenants, agreements and obligations contained in this Agreement that are required to be performed and complied with by it at or prior to the date of the Closing;

     (ii) the representations and warranties of GTC contained in this Agreement shall be true and correct in all material respects as of the date hereof, and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects, and GTC shall have furnished an officer's certificate to that effect; and

     (iii) the fees payable pursuant to certain waiver agreement dated August 16, 1996, with respect to the Pcomm Stock
Agreement among NWP, Robert R. Kauffman, Programmed Land, Inc.
and the Company shall have been paid.

9.5 Additional Conditions to the Obligation of NWP. In addition to the conditions specified in Section 9.1, the obligation of NWP to proceed with the Closing shall also be subject to the satisfaction of the following conditions (except to the extent that they are waived by NWP in its sole discretion):

     (a) Representations and Warranties of GTC to Be True. Except as contemplated in this Agreement, (i) the representations and warranties of GTC hereunder shall be made again at the Closing and shall be true in all material respects as of the Closing Date, (ii) GTC shall have performed in all material respects all covenants required of it by this Agreement as of the Closing Date and (iii) GTC shall have furnished NWP at the Closing a certificate of an officer to such effect.

     (b) Statutory Requirements; Litigation. All statutory requirements for the valid consummation of the transactions contemplated herein shall have been fulfilled and all necessary governmental consents, approvals or authorizations shall have been obtained and there shall not be any actual or threatened litigation (including any investigation by any governmental agency) to restrain or invalidate the transactions contemplated herein, the defense of which would, in the judgment of NWP, made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be materially adverse to the interests of NWP.

     (c) Opinion of Counsel to GTC. NWP shall have received from Holme Roberts & Owen LLP an opinion dated the Closing, in form and substance satisfactory to NWP and its counsel. In giving the foregoing opinion, such counsel shall be entitled to rely upon certificates of public officials and of officers of GTC with respect to the accuracy of factual matters that are not independently established.

                            ARTICLE X

                TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) By consent of the Boards of Directors of NWP and GTC as to the purchase of the NWP Stock;

     (b) By consent of the Boards of Directors and the Company and ACX as to the purchase of the Company Stock; or

     (c) By any party if (i) the Closing shall not have occurred on or before [January 30, 1997], or (ii) any of the conditions to the obligation of the terminating party set forth hereof shall not be met at the Closing Date; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     (d)     By NWP as to the purchase of the NWP Stock:

          (i) If GTC fails to perform in any material respect any of its obligations under this Agreement;

          (ii) If the representations and warranties of GTC set forth in this Agreement are not true and correct in any material respect at any time prior to the Closing; or

     (e)     By the Company as to the purchase of the Company
Stock:

          (i) If GTC fails to perform in any material respect any of its obligations under this Agreement;

          (ii) If the representations and warranties of GTC set forth in this Agreement are not true and correct in any material respect at any time prior to the Closing;

     (f)     By GTC:

          (i) As to the purchase of NWP Stock, if NWP fails to perform in any material respect any of its obligations under this Agreement;

          (ii)     As to the purchase of NWP Stock, if the
representations and warranties of NWP set forth in this Agreement are not true and correct in any material respect at any time prior to the Closing;

          (iii) As to the purchase of the Company Stock, if the Company fails to perform in any material respect any of its obligations under this Agreement;

          (iv) As to the purchase of Company Stock, if the representations and warranties of the Company set forth in this Agreement are not true and correct in any material respect at any time prior to the Closing;

          (v) If there occurs, or NWP enters into or publicly announces its intention to enter into an agreement with another person with respect to an Acquisition Proposal;

          (vi) If the Note and Warrant Agreement, as amended, between NWP and certain of NWP's lenders shall be materially breached and not cured or rescinded within 15 days or shall be terminated; or

          (vii) If there shall be commenced any proceedings under the Bankruptcy Code or other laws for the relief of debtors by or against NWP.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void as to the purchase specified and there shall be no liability or obligation on the part of the parties except (i) as set forth in Section 12.3, and (ii) that a party shall be liable for willful defaults of its obligations hereunder.

                            ARTICLE XI

                SURVIVAL OF REPRESENTATIONS AND
                   WARRANTIES; INDEMNIFICATION

11.1 Survival of Representations and Warranties. All statements contained in any certificate, schedule, exhibit, financial statement or other document or instrument delivered by or on behalf of NWP pursuant to or in connection with this Agreement for the purposes of this Agreement shall be deemed to be representations and warranties hereunder. The representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7 and 3.8 and claims for breach of the covenants by NWP in Article V shall survive the Closing Date and any investigation of any of the parties with respect thereto. All other representations and warranties shall terminate as of the Closing Date.

11.2 Indemnification. NWP agrees to defend, indemnify and hold harmless GTC its successors and assigns ("Indemnified Party") from and against any and all claims, demands, causes of action, liabilities, losses, damages, costs and expenses, including litigation costs and reasonable attorneys' and experts' fees, (all of the foregoing are hereinafter referred to as "losses") which losses may accrue to or be sustained by each Indemnified Party by, or arising out of, or as a result of, any of NWP's representations or warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7 and 3.8 (but only with respect to 3.7 if NWP had knowledge of the falsity of the representations in Section 3.7) and 3.8 or the covenants or agreements contained in or related to this Agreement being incorrect, untrue, or breached. Any Indemnified Party will, promptly after receipt of notice of the commencement of any action against any of them in respect of which indemnity may be sought hereunder, notify NWP in writing of the commencement thereof. The failure of any Indemnified Party to so notify NWP shall not relieve NWP of its obligation to indemnify in respect to such action under this Section 11.2 and shall not relieve NWP of any other liability that it may have to any Indemnified Party. In the event of the commencement of any such action as to which any Indemnified Party notifies NWP as aforesaid, NWP will be entitled to participate therein and assume the defense thereof at NWP's expense with counsel satisfactory to NWP and to each Indemnified Party; provided NWP shall promptly notify each Indemnified Party of its election so to assume the defense thereof and acknowledge its indemnification obligations pursuant to this Agreement in writing to each Indemnified Party and further provided that no settlement of any such action be reached without the consent of any Indemnified Party. Notwithstanding anything to the contrary herein, no amount shall be payable to an Indemnified Party in indemnification under this
Section 11.2 unless the aggregate amount of losses to the Indemnified Party exceeds $100,000. In the event that such aggregate amount of losses exceeds $100,000, NWP shall be liable for indemnification for all such losses, and not only the amount of any such excess, and its aggregate liability shall not exceed the purchase price for the Stock.

                             ARTICLE XII

                          GENERAL PROVISIONS

12.1 Public Statements. No party will issue any press release or make any public announcements as to the transactions contemplated by this Agreement except as are required to satisfy its legal obligation as a public company. NWP will confer with GTC as to any announcement that it intends to make, the Company will confer with GTC as to any announcement that it intends to make, and GTC will confer with NWP and the Company as to any announcement it intends to make prior to issuing any press release or public announcement with respect to this Agreement or the transactions contemplated hereby. Each shall use all reasonable efforts to give to the other party sufficient opportunity to review any such press release or other public announcement in advance of release.

12.2 Notices. All notices and other communications hereunder shall be in writing, shall be delivered personally or sent by U.S. mail, fax, or overnight delivery service, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when received by the party for whom intended:

     (a)     If to GTC:
             Golden Technologies Company, Inc.
             16000 Table Mountain Parkway
             Golden, Colorado  80403
             Attention:  Jed J. Burnham
             FAX:   (303) 271-7174

             and
             ACX Technologies, Inc.
             16000 Table Mountain Parkway
             Golden, CO  80403
             Attention:  Jill B.W. Sisson, Esq.
             FAX:  (303) 271-7055

             with a copy to:

             Holme Roberts & Owen LLP
             1700 Lincoln, Suite 4100
             Denver, Colorado  80203
             Attention:  W. Dean Salter, Esq.
             FAX:   (303) 866-0200

     (b)     If to NWP:

             The New World Power Corporation
             558 Lime Rock Road
             Lime Rock, Connecticut  06039
             Attention:  Vitold Jordan
             FAX:  (860) 435-0505

             with a copy to:

             Olshan Grundman Frome & Rosenzweig LLP
             505 Park Avenue
             New York, New York  10022
             Attention:  Ilan Reich, Esq.
             FAX:  (212) 755-1467

     (c)     If to the Company:

             Photocomm, Inc.
             7681 East Road
             Scottsdale, Arizona  85260
             Attention:  Robert R. Kauffman
             FAX:  (602) 483-6431

             with a copy to:

             Oman, Schulenburg & Politan, P.L.C.
             4801 E. Greenway Road
             Scottsdale, Arizona  85254
             Attention:  Steven P. Oman
             FAX:  (602) 953-2900

The sending party shall have the burden of proving receipt.
12.3     Fees and Expenses.

     (a) Except as provided in Section 12.3(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b) If (i) this Agreement is terminated (except by reason of the exercise of rights of first refusal in the Pcomm Stock Agreement) by GTC pursuant to Section 10.1(f)(v), and (ii) within one year from the date of termination of this Agreement, any corporation, partnership, person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), including NWP but excluding GTC or any of its affiliates and excluding any group of which GTC or any of its affiliates is a member, and also excluding any lender with a security interest in the Stock as of the date of this Agreement who forecloses upon such Stock or acquires such Stock in lieu of foreclosure, shall have acquired or agreed to acquire all or a substantial portion of the Stock, NWP shall, within five business days after consummation of the transaction referred to in this clause (ii), pay to GTC (by transfer of same-day funds to an account designated by GTC for such purpose) an amount equal to $750,000. The preceding shall be the only remedy in the event GTC terminates this Agreement pursuant to Section 10.1(f)(v).

12.4     Right of First Refusal in Favor of the Company.

     (a) The Company will have, and GTC hereby grants to the Company, until January 1, 2001, a right of first refusal to purchase all of the Company Stock that GTC and subsidiaries may from time to time propose to sell to a party not affiliated with GTC. Transfers to affiliates of GTC shall not be subject to this section provided that any transferee agrees to be bound by the provisions of this section. No other shares of the Company owned by GTC or its affiliates shall be subject to this provision. If GTC receives a bona fide offer ("Offer") to sell any of the Company Stock and it wants to accept the Offer, it shall deliver to the Company a written notice setting forth the terms of the Offer. Such notice shall constitute an irrevocable offer to sell the Company Stock proposed to be sold to the Company on the terms of the Offer. The Company shall have 20 days after its receipt of an Offer with which to notify GTC in writing of the Company's election to purchase all, but not less than all of the Company Stock subject to the Offer. The Company may assign the right to purchase the Company Stock subject to the Offer, provided the assignee agrees to be bound by the terms of this Section and the Company remains liable to purchase all Company Stock subject to the Offer. The Company's election to purchase shall be irrevocable and shall be binding upon GTC. Directors of the Company affiliated with GTC shall not participate in the decision of the Company to exercise or assign the option.

     (b) Within 20 days of receiving the election, GTC shall deliver to the Company, against receipt from the Company of a certified or bank cashier's check in the amount of the purchase price therefor, a certificate or certificates or other instruments representing the Company Stock, properly endorsed for transfer and with all necessary transfer and documentary stamps, if any, affixed or stock transfer taxes, if any, paid.

     (c) In the event that the Company fails to exercise its right of first refusal within said period, GTC shall have 120 days thereafter to sell the Company Stock upon the terms of the Offer. If GTC has not sold the Company Stock to the designated offeree on the terms of the Offer within said 120-day period, GTC shall not thereafter sell the Company Stock without first offering them to the Company in the manner provided above.

12.5 Specific Performance. The parties hereto agree that irreparable harm would occur if any of the provisions of this Agreement were not performed by the Company or NWP in accordance with their specific terms or conditions or were otherwise breached and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by GTC in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly agreed that GTC shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or NWP and to enforce specifically the terms and provisions hereof in any federal court of the United States having jurisdiction or any other court that it may select, this being in addition to any other remedy to which GTC is entitled at law or in equity.

12.6 Headings, Counterparts. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of the Agreement. This Agreement may be signed in counterparts all of which will constitute one agreement.
12.7 Prior Agreements. This Agreement shall supersede all prior agreements, documents or other instruments with respect to the matters covered hereby.

12.8 Waiver. At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in Section 11.1, the consummation of the transactions contemplated hereby shall not be deemed a waiver of the right any party may have hereunder with respect to any other parties, representations, warranties, covenants or agreements contained in or related to this Agreement being incorrect, untrue or breached.

12.9 Amendment, Counterparts. This Agreement may not be amended except by an instrument in writing signed by the party charged with such amendment.

12.10 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned without the prior written consent of the other party except that GTC may assign their rights to purchase Stock to and direct or indirect subsidiary of ACX, but that assignment shall not relieve any party of its other obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

12.11 Independent Covenants. The covenants contained herein are independent and separate, and in the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

12.12     Governing Law.  This Agreement shall be governed by
Colorado law without regard to the conflicts of laws provisions thereof.

     Signed as of the date written in the Preamble.

                    GOLDEN TECHNOLOGIES COMPANY, INC.


                    By:
                       _________________________________________
                         John K. Coors
                    Title:     Vice President


                    THE NEW WORLD POWER CORPORATION


                    By:
                        _________________________________________
                         Vitold Jordan
                    Title:    _________________________


                    PHOTOCOMM, INC.


                    By:
                        _________________________________________
                         Robert R. Kauffman
                    Title:     President, CEO


The Shareholders join this Agreement for the purpose of affirming, to the best of their knowledge, the representations and warranties of the Company, and making, severally, as to themselves and the Company Stock sold by them, the representations in Sections 2.3, 2.4 and 2.5 below. Programmed Land, Inc. and Robert R. Kauffman also reaffirm the waiver agreement dated August 16, 1996 with respect to the Pcomm Stock Agreement.




________________________________________________
                    Myron Anduri



________________________________________________
                    Thomas C. LaVoy



________________________________________________
                    Robert R. Kauffman

                    PROGRAMMED LAND, INC.


                    By:
                       ____________________________________________
                         Donald E. Anderson
                    Title:     President